     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1996

                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       AMERICAN SHARED HOSPITAL SERVICES
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 CALIFORNIA                                       94-2918118
       (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                      FOUR EMBARCADERO CENTER, SUITE 3620
                      SAN FRANCISCO, CALIFORNIA 94111-4155
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

            AMERICAN SHARED HOSPITAL SERVICES 1995 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                             ERNEST A. BATES, M.D.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       AMERICAN SHARED HOSPITAL SERVICES
                      FOUR EMBARCADERO CENTER, SUITE 3620
                      SAN FRANCISCO, CALIFORNIA 94111-4155
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                  415-788-5300
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:

                             DANIEL G. KELLY, ESQ.
                                SIDLEY & AUSTIN
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                  PROPOSED         PROPOSED
                                                   MAXIMUM          MAXIMUM
     TITLE OF SECURITIES         AMOUNT TO     OFFERING PRICE      AGGREGATE        AMOUNT OF
      TO BE REGISTERED       BE REGISTERED(1)   PER SHARE(2)   OFFERING PRICE(2) REGISTRATION FEE
- -------------------------------------------------------------------------------------------------
Common Shares
  (without par value)........      330,000        $1.75(2)       $544,458,375        $187.75

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Issuable upon exercise of options granted pursuant to the American Shared Hospital Services 1995 Stock Option Plan (the "Plan"). The number of shares issuable upon exercise of the options is subject to adjustment pursuant to the terms of the Plan.

(2) The proposed maximum per share and aggregate offering price, calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, is based on the number of Common Shares as to which options were granted under the Plan on August 15, 1995 (239,000) and October 6, 1995 (8,000) multiplied by the exercise price for each of such Common Shares ($1.625), plus the number of Common Shares as to which options were granted under the Plan on February 16, 1996 (2,666) multiplied by the exercise price for each of such Common Shares ($1.6875), plus the number of Common Shares as to which options were granted under the Plan on June 28, 1996 (16,000) multiplied by the exercise price for each of such Common Shares ($1.625), plus the number of additional Common Shares registered as a part of this Registration Statement as to which options may be granted under the Plan (64,334) by $1.75, the average per share price of the Common Shares reported by the American Stock Exchange on July 5, 1996.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS

                                 265,666 SHARES

                       AMERICAN SHARED HOSPITAL SERVICES

                                 COMMON SHARES

                            ------------------------

     This Prospectus has been prepared for American Shared Hospital Services, a California corporation (the "Company") for use upon resale of shares of the Company's common stock, no par value (the "Common Shares"), by certain holders who may acquire up to 265,666 Common Shares upon exercise of options (the "Options") granted by the Company pursuant to the American Shared Hospital Services 1995 Stock Option Plan (the "Plan"). The maximum number of Common Shares which may be offered or sold hereunder is subject to adjustment in the event of stock splits, dividends, recapitalizations and other similar changes affecting the Common Shares. Other than the proceeds received by the Company from the exercise of the Options, the Company will not receive any proceeds from the sale of the Common Shares offered hereby. The holders of the 265,666 Common Shares covered in this Prospectus intend to sell the shares offered hereby from time to time for their own respective accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Each such holder will bear all expenses with respect to the offering of Common Shares by such holder except the costs associated with preparing and printing this Prospectus. See "Plan of Distribution." The Common Shares of the Company are traded on the American Stock Exchange (the "AMEX") under the trading symbol "AMS." The Common Shares are also listed on The Pacific Stock Exchange. Each such exchange has commenced a review procedure to determine whether the Common Shares will remain listed. See "Risk Factors -- Possible Delisting of Common Shares." On July 5, 1996, the last reported sale price of the Common Shares on the AMEX was $1.75 per share.

     The Company was incorporated in the state of California in September 1983 and provides shared diagnostic imaging services and radiosurgery services to approximately 220 hospitals, medical centers and medical offices located in 22 states and, through a wholly-owned subsidiary, provides insurance services in two states. The four principal diagnostic imaging services provided by the Company are Magnetic Resonance Imaging (MRI), Computed Axial Tomography Scanning, Ultrasound and Nuclear Medicine. Radiosurgery services are performed by the Company through a subsidiary which provides Gamma Knife units to two major university medical centers. Its principal executive offices are located at Four Embarcadero Center, Suite 3620, San Francisco, California 94111 and its telephone number is (415) 788-5300.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JULY 12, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10007 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information filed electronically by the Company at the address http://www.sec.gov. The Company's Common Shares are listed on the American Stock Exchange and The Pacific Stock Exchange, and such reports, proxy statements, and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and at the offices of The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Statements contained in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     No person is authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell nor a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer of any securities in any jurisdiction to any person where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission under the Securities Act of 1933, as amended, and the Exchange Act are incorporated by reference in this Prospectus:

          (1) Annual Report on Form 10-K for the year ended December 31, 1995;

          (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

          (3) The description of the Common Shares set forth on page 40 in the Company's Registration Statement on Form S-1, Registration No. 33-63721, effective as of May 13, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to those documents). Requests should be directed to American Shared Hospital Services, Four Embarcadero Center, Suite 3620, San Francisco, California 94111, Attention: Richard Magary (telephone 415-788-5300).

                                  RISK FACTORS

     In addition to the other information and financial data set forth elsewhere in this Prospectus, the following specific factors should be considered carefully by prospective investors in evaluating the Company, its businesses and an investment in the Common Shares.

DEFAULTS, POTENTIAL BANKRUPTCY AND RESTRUCTURING

     As a result of a serious cash shortage during the second half of 1992, the Company failed to make the required semi-annual interest payments under its 14 3/4% Senior Subordinated Notes Due 1996 and Senior Subordinated Exchangeable Reset Notes due 1996 (collectively, the "Subordinated Notes") that were due beginning on October 15, 1992. In addition, the Company suspended lease payments on a significant portion of its equipment leases beginning on December 1, 1992. The non-payment of interest and the suspension of lease payments caused defaults under the Company's Subordinated Notes and equipment leases and gave the holders of such obligations as well as the lender under the Company's senior secured working capital facility the right to declare all amounts immediately due and payable and to reclaim substantially all of the Company's diagnostic imaging equipment and other assets. The Company stated that if any of such creditors or lessors had exercised their rights, the Company would have been forced to seek a liquidation under Chapter 7 or a reorganization under Chapter 11 of the United States Bankruptcy Code.

     Following lengthy negotiations, the Company restructured its debt and most of its lease obligations (the "Restructuring"). The Restructuring had the effect of curing all defaults under the indentures governing the Subordinated Notes and the equipment leases. The Company nevertheless remains highly leveraged and has substantial fixed payment obligations. If defaults occur in the future, the Company's creditors and lessors would have the ability to accelerate the Company's obligations and seize substantially all of its medical imaging equipment and other assets. There can be no assurance that the Company will be able to avoid such defaults in the future.

RECENT LOSSES; FINANCIAL CONDITION OF THE COMPANY

     The Company has reported significant operating losses in each of the last three fiscal years. The net loss of the Company (before extraordinary items) was $15,644,000, $5,537,000, and $12,459,000 for the years ended December 31, 1993,
1994 and 1995, respectively. The Company reported net income of $7,344,000 and a corresponding reduction of its net capital deficiency in 1995 due to an extraordinary gain of $19,803,000 from the early extinguishment of debt at a discount. The Company reported a net loss of $480,000 for the three months ended March 31, 1996 and had a net capital deficiency of $11,055,000 at March 31, 1996. Unless the Company is able to increase its revenues and/or increase its operating margins through a reduction in its cost of operations, it will be unable to achieve profitability. There can be no assurance that the Company will be profitable in the future.

HIGH DEBT LEVEL

     Even following the Restructuring, in which the Company was able to repurchase at a significant discount and retire $17,694,000 principal amount of Subordinated Notes, the Company remains highly leveraged. At May 31, 1996, the Company had approximately $13,499,000 of long-term debt, $773,000 of Subordinated Notes and approximately $23,045,000 of obligations under capital leases. Scheduled payments of principal and interest under debt obligations and capital leases are $13,137,000 during 1996. In addition, scheduled payments under operating leases and related maintenance and service agreements are approximately $2,681,000 in 1996. The Company must increase its revenues and reduce its cost structure and debt payment schedules in order to meet its obligations as they become due. Despite the Company's initiation in June 1996 of an offering of Common Shares in exchange for outstanding Subordinated Notes intended to reduce the Company's debt repayment obligations, there can be no assurance that the Company will be able to meet its scheduled obligations as they become due in 1996. Further, the high debt level may adversely affect the Company's ability to offer technologically advanced equipment in the future to customers, which may adversely affect the Company's ability to secure or retain profitable contracts.

LIMITED ACCESS TO CAPITAL AND FINANCING

     The Company is severely limited by covenants in its credit agreements from incurring additional indebtedness without the consent of its lenders. In addition, the Company has pledged substantially all of its liquid assets and substantially all of its tangible personal property to secure its existing debt. As a result, the Company has very little financial flexibility to address unforeseen cash needs, to fund future growth or to finance necessary equipment purchases and upgrades.

POTENTIAL INABILITY TO REPAY MATURING INDEBTEDNESS

     A substantial portion of the Company's funded debt, including the Subordinated Notes which mature in October 1996, will mature in 6 to 33 months. During 1996 and 1997, $9,493,000 and $8,351,000 plus the then outstanding balance (currently approximately $3,295,000 at May 31, 1996) of the Company's revolving credit facility will become due. The Company does not expect to have sufficient cash resources to pay these obligations at maturity. Accordingly, the Company will be required to seek new financing to meet its maturing obligations. There can be no assurance that such financing will be available or that the terms of any such financing will be acceptable to the Company.

TREND OF DECREASING REVENUES

     Despite an increase in revenues for the first quarter of 1996, the Company's revenues have decreased during the last three fiscal years. Revenues for the three month period ended March 31, 1996 were $8,939,000 compared to $8,672,000 for the same period in 1995. However, during each of the three years ended December 31, 1993, 1994 and 1995, revenues were $39,485,000, $38,545,000 and $34,077,000, respectively. This decrease in revenues is a result of the sale by the Company of various revenue-producing assets, reduced demand for certain of the Company's imaging services and severe competition which have led to reduced pricing for the Company's services. This trend has resulted in significant operating losses and during the period from late 1992 until May 1995, the Company failed to meet certain of its fixed obligations. The Company must increase its revenues or decrease its expenses in order to remain viable. There can be no assurance that the Company will be able to increase its revenues or decrease its expenses sufficiently to cover its fixed obligations.

POSSIBLE DELISTING OF COMMON SHARES AND LOSS OF ACTIVE TRADING MARKET

     The Common Shares are currently traded on the American Stock Exchange (the "AMEX") and The Pacific Stock Exchange ("The PSE"). The announcement by the Company of the terms of a contemplated restructuring in early April 1994 was followed by a significant decline in the market price of the Common Shares. The Company's losses and net capital deficiency have caused the Company to no longer satisfy the minimum criteria with respect to net income and net worth for continued listing published by the AMEX. The per share trading price of the Common Shares is also below the minimum criteria for continued listing on such exchange. The closing per share price was $1.75 at July 5, 1996. The Company has been advised that its net capital deficiency is inconsistent with the criteria applied by The PSE for continued listing on such exchange. The AMEX and The PSE are currently reviewing the Company's financial condition following the Restructuring in order to determine whether the Common Shares will continue to be listed on such exchanges. Accordingly, no assurances can be given that a holder of Common Shares will be able to sell Common Shares in the future on a national or regional securities exchange, or that there will be an active trading market for the Common Shares or as to the price at which the Common Shares might trade.

INABILITY OF COMPANY TO PAY DIVIDENDS

     The Company is prohibited by its credit agreements from paying dividends on the Common Shares and does not anticipate being in a position to pay dividends for the foreseeable future.

CONTROL BY MAJOR SHAREHOLDERS; POTENTIAL CONFLICT OF SHAREHOLDER INTERESTS

     As of June 28, 1996, Ernest A. Bates, M.D., the Company's Chairman and Chief Executive Officer, owned 2,546,000 Common Shares through directly owned shares and currently exercisable options, which represents approximately 38% of the Company's outstanding securities. In addition, as a result of securities issued to them pursuant to the Restructuring, certain securityholders of the Company (the "Restructuring Holders") own directly or through immediately exercisable Warrants, 1,732,000 Common Shares, representing approximately 26% of the outstanding securities of the Company. Dr. Bates and certain of the Restructuring Holders acting together will have the power to determine the outcome of a shareholder vote with respect to any fundamental corporate transaction, including mergers and the sale of all or substantially all of the Company's assets. This could have the effect of blocking transactions that a majority of the other shareholders would otherwise find attractive, or conversely, permitting the Restructuring Holders to adopt transactions that a majority of the other shareholders vote to reject. Accordingly, owners of Common Shares other than Dr. Bates and the Restructuring Holders should recognize that their interests may conflict and, as a result of the size of their shareholdings, Dr. Bates and such Restructuring Holders will be able effectively to determine the course of action to be taken by the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations and business are dependent to a significant extent upon the continued active participation of its founder, Chairman of the Board and Chief Executive Officer, Ernest A. Bates, M.D. In the past, Dr. Bates has personally guaranteed various financial obligations of the Company, which has enabled the Company to obtain credit. Certain of the Company's lenders have also sought to insure the continued involvement of Dr. Bates by requiring his personal guarantee of a significant amount of the Company's debt. Should Dr. Bates become unavailable to the Company for any reason, it could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

INABILITY OF COMPANY TO ACQUIRE ADVANCED TECHNOLOGY

     Diagnostic imaging technology is subject to continuous development and change. New technological breakthroughs may require the Company to acquire new or technologically improved products to service its customers. There can be no assurance that the Company's financial resources will enable it to make the investment necessary to acquire such products. The failure to acquire or use new technology and products could have a material adverse effect on the Company's business and results of operations.

EXPANSION OF REIMBURSEMENT PROGRAMS

     Customers to which the Company provides services generally receive payment for patient care from governmental and private insurer reimbursement programs. As a result, a significant adverse change in such reimbursement policies might have a material adverse effect on the Company's business and results of operations. As a result of federal cost-containment legislation currently in effect, hospital in-patients covered by federally funded reimbursement programs are classified into diagnostic related groups ("DRG") in accordance with the patient's diagnosis, necessary medical procedures and other factors. Patient reimbursement is limited to a predetermined amount for each DRG. Because the reimbursement payment is predetermined, it does not necessarily cover the cost of all medical services actually provided. Currently the DRG system is not applicable to out-patient services, and consequently many health care providers have an incentive to use contract shared services on an out-patient basis. If the DRG program is at some future date expanded to include out-patient reimbursement, such change could have a material adverse effect on the Company's business and results of operations.

RISK OF ADVERSE HEALTHCARE REFORM LEGISLATION

     In addition to extensive existing government healthcare regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. There can be no assurance that any currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company.

BURDEN AND COST OF GOVERNMENT REGULATION

     Many aspects of the medical industry in the United States are subject to a high degree of governmental regulation. Generally, failure to comply with any such regulations may result in denial of the right to conduct business and significant fines. For example, legislation in various jurisdictions requires that health facilities obtain a Certificate of Need ("CON") prior to making expenditures in excess of specified amounts. The CON procedure can be expensive and time consuming, and consequently a health care facility may elect to use the Company's services rather than purchase equipment subject to CON requirements. CON requirements vary from state to state as they apply to the operations of both the Company and its customers. In some jurisdictions the Company is required to comply with CON procedures before operating its services and in other jurisdictions customers must comply with CON procedures before using the Company's services. An increase in the complexity or substantive requirements of such federal, state and local laws and regulations could adversely affect the Company's business.

LABOR SHORTAGES

     Shortages of licensed technicians in the diagnostic imaging field in certain areas of the country could adversely affect the Company's labor costs in those areas should the shortage become acute.

COMPETITION

     The Company faces severe competition from other providers of diagnostic imaging services, some of which have greater financial resources than the Company, and from equipment manufacturers, hospitals, imaging centers and physician groups owning in-house diagnostic units. Significant competitive factors in the diagnostic services market include equipment price and availability, performance quality, ability to upgrade equipment performance and software, service and reliability. The Company's financial problems have adversely affected its ability to obtain and retain certain profitable customer contracts, and its high debt burden may adversely affect its ability to offer technologically advanced equipment in the future. There can be no assurance that the Company will be able to retain its competitive position in the medical imaging industry.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Shares covered by this Prospectus. The Company will, however, receive proceeds from the exercise of the Options in an amount equal to the number of Common Shares purchased upon exercise of Options multiplied by the exercise price of such Options ($1.625 per share for 239,000 Common Shares, $1.6875 per share for 2,666 Common Shares and $1.625 per share for 16,000 Common Shares), the closing per share price on AMEX for the Common Shares on the respective dates of grant of the Options. Any net proceeds to the Company resulting from the exercise of such securities may be used for general working capital purposes.

                            SELLING SECURITYHOLDERS

     The persons that may offer Common Shares pursuant to this Prospectus (the "Selling Securityholders") are persons that have heretofore been granted, or may hereafter be granted, Options pursuant to the Company's 1995 Stock Option Plan (the "Plan"). The Selling Securityholders hold the following positions with the Company, respectively: James A. Gordin, Vice President-Finance; Richard Magary, Senior Vice President-Administration; David Neally, Senior Vice President-Operations; Gregory Pape, Senior Vice President-Sales and Marketing; and Craig K. Tagawa, Chief Financial Officer. Willie R. Barnes, John Ruffle, Matthew Hills and Stanley Trotman are non-employee directors of the Company. Daniel G. Kelly, Jr. is a partner at the law firm of Sidley & Austin, which provides legal services for the Company. All of the 265,666 Common Shares of the Company offered by this Prospectus are being offered for the account of the Selling Securityholders. All of such Common Shares are shares that may hereafter be acquired by Selling Securityholders upon the exercise of Options that have heretofore been granted to Selling Securityholders pursuant to the Plan. Selling Securityholders that are currently identifiable (i.e., that currently hold vested options granted pursuant to the Plan), are named in the table below. Additional Selling Securityholders may be named in one or more supplements to this Prospectus.

     The following table sets forth certain information concerning the Selling Securityholders beneficially owning Common Shares subject to currently exercisable Options as of June 28, 1996:

                                                                                          PERCENTAGE OF
                                                                                       COMMON SHARES OWNED
                                   COMMON SHARES          NUMBER OF SHARES      ----------------------------------
            NAME               BENEFICIALLY OWNED(2)     OFFERED FOR RESALE     BEFORE OFFER(9)     AFTER SALE(10)
- -----------------------------  ---------------------     ------------------     ---------------     --------------
James A. Gordin(1)...........          33,100(3)                4,500                   *                  *
Daniel G. Kelly Jr...........           9,500(4)                9,500                   *                  0
  c/o Sidley & Austin
     875 Third Avenue
     New York, NY 10022
Richard Magary(1)............          83,300(5)               45,000                1.9%                  *
David Neally(1)..............          52,800(6)               45,000                1.2%                  *
Gregory Pape(1)..............          57,500(7)               45,000                1.3%                  *
Craig K. Tagawa(1)...........         127,600(8)               90,000                2.9%                  *

- ---------------

  *  represents less than 1%

 (1) The address of each such individual is c/o American Shared Hospital Services, Four Embarcadero Center, Suite 3620, San Francisco, California 94111.

 (2) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of June 28, 1996 which such person has the right to acquire within 60 days after such date.

 (3) Includes 4,500 Common Shares issuable upon exercise of Options granted pursuant to the Plan, all of which are being offered for resale pursuant to this Prospectus, and 26,500 Common Shares issuable upon exercise of options granted pursuant to the Company's 1984 Stock Option Plan (the "1984 Plan").

 (4) Represents 9,500 Common Shares issuable upon exercise of Options granted pursuant to the Plan, all of which are being offered for resale pursuant to this Prospectus.

 (5) Includes 45,000 Common Shares issuable upon exercise of Options granted pursuant to the Plan, all of which are being offered for resale pursuant to this Prospectus, and 15,000 Common Shares issuable upon exercise of options granted pursuant to the 1984 Plan.

 (6) Includes 45,000 Common Shares issuable upon exercise of Options granted pursuant to the Plan, all of which are being offered for resale pursuant to this Prospectus, and 6,700 Common Shares issuable upon exercise of options pursuant to the 1984 Plan.

 (7) Includes 45,000 Common Shares issuable upon exercise of Options granted pursuant to the Plan, all of which are being offered for resale pursuant to this Prospectus, and 12,000 Common Shares issuable upon exercise of options pursuant to the 1984 Plan.

 (8) Includes 90,000 Common Shares issuable upon exercise of Options granted pursuant to the Plan, all of which are being offered for resale pursuant to this Prospectus, and 35,000 Common Shares issuable upon exercise of options pursuant to the 1984 Plan.

 (9) "Before Offer" percentages are based upon 4,342,254 Common Shares issued and outstanding as of June 28, 1996 plus the Common Shares underlying Options held by the individual Selling Securityholder listed, and "after sale" percentages are based upon the number of Common Shares which would be issued and outstanding after the sale of all 265,666 Common Shares offered hereunder plus the Common Shares underlying Options held by the individual Selling Securityholder listed. All figures assume no exercise of any warrants or other outstanding options, other than with respect to those set forth for the individual Selling Securityholders listed in the above table, pursuant to this Prospectus, pursuant to Rule 13d-3 of the Exchange Act.

(10) Does not constitute a commitment to sell any or all of the stated number of Common Shares to be registered. The number of shares to be offered shall be determined from time to time by each Selling Securityholder at his sole discretion.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders are offering the Common Shares for their own account and not for the account of the Company. The Company will not receive any proceeds from the Sales by the Selling Securityholders. See "Use of Proceeds."

     The Common Shares offered by the Selling Securityholders may be sold from time to time by the Selling Securityholders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Securityholders or purchasers of the Common Shares (which compensation may be in excess of customary commissions). Sales of the Common Shares may be made in one or more transactions through the AMEX or The PSE, otherwise in the over-the-counter market, or in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

     Under the Exchange Act and the regulations thereunder, any person engaged in the distribution of the Common Shares of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Shares of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, such Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Shares by the Selling Securityholders. Further, the amount of securities to be reoffered or resold under this Prospectus by any individual Selling Securityholder, and by any other person with whom a Selling Securityholder is acting in concert in such resale, may not exceed during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

     To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                                 LEGAL MATTERS

     The validity of the Common Shares that may be offered hereby has been passed upon for the Company by Sidley & Austin, 555 West Fifth Street, Los Angeles, California 90013.

                                    EXPERTS

     The consolidated financial statements and schedule of American Shared Hospital Services at December 31, 1995 and December 31, 1994, and for each of the three years in the period ended December 31, 1995, appearing in American Shared Hospital Services' Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which report contains an explanatory paragraph with respect to the substantial doubt surrounding the Company's ability to continue as a going concern mentioned in Note 1 to the consolidated financial statements. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents which have heretofore been filed by American Shared Hospital Services (the "Company" or the "Registrant"), with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

          (3) The description of the Company's Common Shares contained on page 40 of the Company's Registration Statement on Form S-1, Registration No. 33-63721, effective as of May 13, 1996.

     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     See "Experts" in the accompanying Prospectus.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 204(10) of the California General Corporation Law ("GCL") permits the inclusion in the articles of incorporation of a California corporation of a provision eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders. The foregoing provision is subject to certain qualifications set forth in the GCL including, without limitation, that such provision may not limit or eliminate liability of directors for (i) intentional misconduct, (ii) transactions from which a director derived an improper personal benefit, (iii) reckless disregard of the director's duties, and (iv) an unexcused pattern of inattention. The Company's Articles of Incorporation, as amended, contains an article eliminating the liability of the directors for monetary damages to the fullest extent permissible under California law.

     Section 317 of the GCL permits the indemnification of officers, directors, employees and agents of California corporations. Article Fifth, Section 2, of the Company's Articles of Incorporation, as amended, provides that the Company is authorized to provide indemnification to its agents in excess of the indemnification otherwise permitted by Section 317 of the GCL.

     Article IX, Section 7, of the Bylaws of the Company contains the following indemnification provision:

     Section 7. Indemnification of Corporate Agents; Purchase of Liability Insurance.

          (a) The Corporation shall, to the maximum extent permitted by the General Corporation Law of the state of California, and as the same may from time to time be amended, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding to which such person was or is a party or is threatened to be made a party arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 7, an "agent" of the Corporation includes any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of the such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, and includes an action or proceeding by or in the right of the Corporation to procure a judgment in its favor; and "expenses" includes attorneys' fees and any expenses of establishing a right to indemnification under this subdivision (a).

          (b) The Corporation shall, if and to the extent the Board of Directors so determines by resolution, purchase and maintain insurance in an amount and on behalf of such agents of the Corporation as the Board may specify in such resolution against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the Corporation would have the capacity to indemnify the agent against such liability under the provisions of this Section 7.

     Each of the directors of the Corporation has entered into an Indemnification Agreement with the Company pursuant to which the Company is, subject to the limitations in the following sentence, obligated to indemnify the directors to the fullest extent provided by law, notwithstanding such indemnification not specifically being provided in the Company's Articles, Bylaws or by statute. The Company is not obligated under the Indemnification Agreement to indemnify directors for the following: acts or omission or transactions from which a director may not be relieved from liability under
Section 204 of the California General Corporation Law, a proceeding or action instituted by an appropriate bank regulatory agency, claims initiated by such director except with respect to proceedings to enforce a right of indemnification unless the Board has approved the initiation or bringing of such suit, a proceeding instituted by a director to enforce the Indemnification Agreement which is found by a court of competent jurisdiction to be not in good faith or frivolous, insured claims or claims under Section 16(b) of the Securities Exchange Act of 1934.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     The shares to be reoffered or resold pursuant to this Registration Statement are to be issued by the Company upon the exercise by the Selling Securityholders of Options to purchase Common Shares issued by the Company pursuant to the terms of its 1995 Stock Option Plan (the "Plan"). Under the terms of the Plan, eligible participants include only executive officers of the Company, non-employee members of the Board of Directors and certain advisors or consultants to the Company. Such Options were issued solely to certain executive officers of the Company, non-employee directors and one consultant to the Company under the exemption provided by Section 4(2) of the Securities Act. No consideration was paid by the recipients for such Options.

ITEM 8. EXHIBITS.

     The following exhibits are filed with this Registration Statement.

        EXHIBIT
        NUMBER                                    DESCRIPTION
        ------     --------------------------------------------------------------------------
         4.1*      American Shared Hospital Services 1995 Stock Option Plan. (Incorporated by
                   reference to Exhibit A of the Company's Proxy Statement filed with the
                   Commission on August 31, 1995)
         4.2*      Indenture between American Shared Hospital Services and First Interstate
                   Bank of California, as Trustee, dated October 15, 1988, relating to the
                   Senior Subordinated Exchangeable Reset Notes Due 1996. (Incorporated by
                   reference to Exhibit 4.1 to the Company's Registration Statement on Form
                   S-2, Registration No. 33-23416)
         4.3*      Indenture between American Shared Hospital Services and First Interstate
                   Bank of California, as Trustee, dated October 15, 1988, relating to the
                   14 3/4% Senior Subordinated Notes Due 1996. (Incorporated by reference to
                   Exhibit 4.2 to the Company's Registration Statement on Form S-2,
                   Registration No. 33-23416)
         4.4*      Supplemental Indenture No. 1 dated as of October 15, 1989, to the
                   Indenture between American Shared Hospital Services and First Interstate
                   Bank of California, as Trustee, dated October 15, 1988, relating to the
                   Senior Subordinated Exchangeable Reset Notes Due 1996. (Incorporated by
                   reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for
                   the year ended December 31, 1989)
         4.5*      Supplemental Indenture No. 2 dated as of May 17, 1995 to the Indenture between American Shared Hospital Services and First Interstate Bank of
                   California, as Trustee, dated October 15, 1988 relating to the Senior
                   Subordinated Exchangeable Reset Notes Due 1996. (Incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-1,
                   Registration No. 33-63721)
         4.6*      Supplemental Indenture No. 1 dated as of May 17, 1995, to the Indenture between American Shared Hospital Services and First Interstate Bank of
                   California, as Trustee, dated October 15, 1988, relating to the 14 3/4%
                   Senior Subordinated Notes Due 1996. (Incorporated by reference to Exhibit
                   4.5 to the Company's Registration Statement on Form S-1, Registration No.
                   33-63721)
         4.7*      Form of Common Stock Purchase Warrant held by Selling Noteholders of
                   American Shared Hospital Services. (Incorporated by reference to Exhibit
                   4.6 to the Company's Registration Statement on Form S-1, Registration No.
                   33-63721)
         4.8*      Common Stock Purchase Warrant for Shares of Common Stock of American
                   Shared Hospital Services held by General Electric Company, acting through
                   GE Medical Systems. (Incorporated by reference to Exhibit 4.7 to the
                   Company's Registration Statement on Form S-1, Registration No. 33-63721)
         4.9*      Registration Rights Agreement dated as of May 17, 1995 by and among
                   American Shared Hospital Services, the Holders referred to in the Note
                   Purchase Agreement, dated as of May 12, 1995 and General Electric Company, acting through GE Medical Systems. (Incorporated by reference to Exhibit
                   4.8 to the Company's Registration Statement on Form S-1, Registration No.
                   33-63721)
         4.10*     Ernest A. Bates Stock Option Agreement dated August 15, 1995.
                   (Incorporated by reference to Exhibit B to the Company's Proxy Statement filed with the Commission on August 31, 1995)
         5         Opinion of Sidley & Austin regarding legality of the Common Shares.
        23.1*      Consent of Sidley & Austin. (Incorporated by reference to Exhibit 5 hereof)
        23.2       Consent of Ernst & Young LLP.

- ---------------

* Incorporated by reference as an exhibit hereto. Following the description of such exhibit is a reference to the copy of the exhibit heretofore filed with the Commission, to which there have been no subsequent amendments or changes.

ITEM 9. UNDERTAKINGS.

     The Company hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

          (b) That, for the purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 11th day of July, 1996.

                                          AMERICAN SHARED HOSPITAL SERVICES

                                          By   /s/  ERNEST A. BATES, M.D.
                                            ------------------------------------
                                                   Ernest A. Bates, M.D.
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                  TITLE                    DATE
- ------------------------------------------------------------------------------------------------

          /s/  Ernest A. Bates, M.D.                Chairman of the Board and     July 11, 1996
- -----------------------------------------------      Chief Executive Officer
             Ernest A. Bates, M.D.


             /s/  Willie R. Barnes                   Director and Secretary       July 11, 1996
- -----------------------------------------------
               Willie R. Barnes


              /s/  Matthew Hills                            Director              July 11, 1996
- -----------------------------------------------
                 Matthew Hills


              /s/  John F. Ruffle                           Director              July 11, 1996
- -----------------------------------------------
                John F. Ruffle


         /s/  Stanley S. Trotman, Jr.                       Director              July 11, 1996
- -----------------------------------------------
            Stanley S. Trotman, Jr.


         /s/  Augustus A. White, M.D.                       Director              July 11, 1996
- -----------------------------------------------
         Augustus A. White, III, M.D.


         /s/  Charles B. Wilson, M.D.                       Director              July 11, 1996
- -----------------------------------------------
            Charles B. Wilson, M.D.


             /s/  Craig K. Tagawa                    Chief Financial Officer      July 11, 1996
- -----------------------------------------------  (Principal Accounting Officer)
                Craig K. Tagawa

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                  DESCRIPTION                                    PAGE
  ------     ----------------------------------------------------------------------  ------------
    4.1      American Shared Hospital Services 1995 Stock Option Plan(1)...........     *
    4.2      Indenture between American Shared Hospital Services and First
             Interstate Bank of California, as Trustee, dated October 15, 1988, relating to the Senior Subordinated Exchangeable Reset Notes Due
             1996(2)...............................................................     *
    4.3      Indenture between American Shared Hospital Services and First
             Interstate Bank of California, as Trustee, dated October 15, 1988,
             relating to the 14 3/4% Senior Subordinated Notes Due 1996(3).........     *
    4.4      Supplemental Indenture No. 1 dated as of October 15, 1989, to the
             Indenture between American Shared Hospital Services and First
             Interstate Bank of California, as Trustee, dated October 15, 1988, relating to the Senior Subordinated Exchangeable Reset Notes Due
             1996(4)...............................................................     *
    4.5      Supplemental Indenture No. 2 dated as of May 17, 1995, to the
             Indenture between American Shared Hospital Services and First
             Interstate Bank of California, as Trustee, dated October 15, 1988 relating to the Senior Subordinated Exchangeable Reset Notes Due
             1996(5)...............................................................     *
    4.6      Supplemental Indenture No. 1 dated as of May 17, 1995, to the
             Indenture between American Shared Hospital Services and First
             Interstate Bank of California, as Trustee, dated October 15, 1988,
             relating to the 14 3/4% Senior Subordinated Notes Due 1996(6).........     *
    4.7      Form of Common Stock Purchase Warrant held by Selling Noteholders of
             American Shared Hospital Services(7)..................................     *
    4.8      Common Stock Purchase Warrant for Shares of Common Stock of American
             Shared Hospital Services held by General Electric Company, acting
             through GE Medical Systems(8).........................................     *
    4.9      Registration Rights Agreement dated as of May 17, 1995 by and among
             American Shared Hospital Services, the Holders referred to in the Note
             Purchase Agreement, dated as of May 12, 1995 and General Electric
             Company, acting through GE Medical Systems(9).........................     *
    4.10     Ernest A. Bates Stock Option Agreement dated August 15, 1995(10)......     *
    5        Opinion of Sidley & Austin regarding legality of the Common Shares....
   23.1      Consent of Sidley & Austin(11)........................................     *
   23.2      Consent of Ernst & Young LLP..........................................

- ---------------

  *  Not applicable. See the footnote below for the reference to the copy of the
     Exhibit incorporated by reference as an Exhibit hereto as such Exhibit has been heretofore filed with the Commission, to which there have been no amendments or changes.

 (1) Previously filed as Exhibit A to the Company's Proxy Statement filed with the Commission on August 31, 1995.

 (2) Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-2, Registration No. 33-23416.

 (3) Previously filed as Exhibit 4.2 to the Company's Registration Statement on Form S-2, Registration No. 33-23416.

 (4) Previously filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1989.

 (5) Previously filed as Exhibit 4.4 to the Company's Registration Statement on Form S-1, Registration No. 33-63721.

 (6) Previously filed as Exhibit 4.5 to the Company's Registration Statement on Form S-1, Registration No. 33-63721.

 (7) Previously filed as Exhibit 4.6 to the Company's Registration Statement on Form S-1, Registration No. 33-63721.

 (8) Previously filed as Exhibit 4.7 to the Company's Registration Statement on Form S-1, Registration No. 33-63721.

 (9) Previously filed as Exhibit 4.8 to the Company's Registration Statement on Form S-1, Registration No. 33-63721.

(10) Previously filed as Exhibit B to the Company's Proxy Statement filed with the Commission on August 31, 1995.

(11) Incorporated by reference to Exhibit 5 of this Registration Statement.